EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-51706 and 333-82102 on Form S-8 of our reports dated August 19, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Coach, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s change in method of accounting for valuing inventory in Japan from the last-in, first-out method to the first-in, first-out method and the Company’s adoption of Statement of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109”)  and the effectiveness of Coach, Inc and subsidiaries’  internal control over financial reporting, appearing in this Annual Report on Form 10-K of Coach, Inc and subsidiaries for the year ended June 27, 2009.

/s/ Deloitte & Touche LLP

New York, New York

August 19, 2009